UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2014

COPYTELE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11254	11-2622630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Walt Whitman Road, Melville, NY	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (631) 549-5900

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

DESCRIPTION OF OUR SECURITIES

            CopyTele, Inc. (“we”, “us”, “our” or the “Company”) is a Delaware corporation and our affairs are governed by our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Amended and Restated By-laws (the “By-laws”). The following are summaries of material provisions of our Certificate of Incorporation and By-laws insofar as they relate to the material terms of our common stock, par value $0.01 per share (“Common Stock”) and preferred stock, par value $100 per share (“Preferred Stock” and together with our Common Stock, our “Securities”). This is a summary only and may not describe every aspect of our Securities. This description should be read with our Certificate of Incorporation and By-laws.

The total number of shares of capital stock we are authorized to issue is 600,500,000 shares, of which (a) 600,000,000 are Common Stock and (b) 500,000 are Preferred Stock. As of the date of this Current Report on Form 8-K, 212,957,900 shares of Common Stock and no shares of Preferred Stock were issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Dividend Rights

Holders of the Common Stock may receive dividends when, as and if declared by our Board of Directors out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our Company.  We have never paid, and have no plans to pay, any cash dividends on our shares of Common Stock.

Voting Rights

Holders of the Common Stock are entitled to one vote per share in all matters as to which holders of Common Stock are entitled to vote. Holders of not less than a majority of the outstanding shares of Common Stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

Election of Directors

Directors hold office until the next annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors.

            Liquidation

In the event of any liquidation, dissolution or winding up of the Company, holders of the Common Stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

The Common Stock is not redeemable or convertible and does not have any sinking fund provisions.

Preemptive Rights

Holders of the Common Stock do not have preemptive rights.

Other Rights

Our Common Stock is not liable to further calls or to assessment by the registrant and for liabilities of the registrant imposed on its stockholders under state statutes.

Preferred Stock

            Our Preferred Stock may be issued from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, designations, preferences and relative participating, optional or other special rights and qualifications and limitations or restrictions as are stated and expressed in the resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided. Authority is hereby expressly granted to the Board of Directors to establish and designate one or more series of preferred Stock and to fix the relative rights, preferences and limitations of each series.

Right to Amend By-Laws

The Board of Directors has the power to adopt, amend or repeal the By-laws.  By-laws adopted by the Board of Directors  may be repealed or changed,  and new By-laws made, by the  stockholders, and the stockholders may prescribe that any By-law made by them shall not be altered, amended or repealed by the Board of Directors.

Transfer Agent

American Stock Transfer and Trust Company is our transfer agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2014

COPYTELE, INC.

	By:	/s/ Robert A. Berman
Name: Robert A. Berman
Title: President and Chief Executive Officer